ACCESS TO NEW MARKETS
AND STRATEGIES
PORTFOLIO DIVERSIFICATION
PRICE TRANSPARENCY
TAX EFFICIENCY
EXCHANGE LISTING
NO INTEREST PAYMENTS
NO PRINCIPAL PROTECTION
Building Blocks For Your
Investment Portfolio
Filed pursuant to Rule 433
Registration Statement No. 333-137902

ELEMENTS
SM
are…
ELEMENTS are exchange-traded notes linked to the total
return of a specific market index, less an annual investor
fee.*
ELEMENTS provide convenient access to markets and
strategies that may not be readily available to individual
investors.
After their initial offering, ELEMENTS can be bought and
sold through a broker or financial advisor on a U.S.
securities exchange.
* The investor fees will be dependent on the nature of the underlying index and/or strategy. For more detailed information, investors should refer to the prospectus for a particular ELEMENTS.

ELEMENTS vs. Index Mutual Funds vs.
Exchange-Traded Funds (ETFs)
Yearly 1099 tax reporting Yearly 1099 tax reporting
Tax reporting intended in
year of sale, at maturity or
upon repurchase
Tax
Daily (intraday) at market
price on exchange
Daily (close of business) at
net asset value
Daily (intraday) at market
price on exchange
Liquidity
Via a broker or financial
advisor  through sale on the
exchange or through daily
redemption from the issuer
at net asset value, subject
to minimum size
requirements
Redemption via a broker,
financial advisor or fund
company daily (close of
business) at net asset value
Via a broker or financial
advisor through sale on the
exchange or through daily
or weekly repurchase (as
specified in each
ELEMENTS prospectus) by
the issuer during some or
all of the term of
ELEMENTS, subject to
minimum size requirements
*
How to Liquidate
an Investment
Market and issuer risks
Debt Securities
Market risk Market risk Primary Risk
Registered Investment
Companies
Registered Investment
Companies
ETFs Index Mutual Funds
Type of Securities
* Upon daily or weekly repurchase (as specified in each ELEMENTS prospectus), the issuer will require investors to have a minimum number of units for repurchase and a repurchase fee may apply. Please consult your broker or financial advisor for more information.

Available both on an uptick
and a downtick
Not available
Available both on an uptick
and a downtick
Short Sales
*
Yes Yes
None – any income or
return is reflected in the
daily indicative value of
ELEMENTS.
Periodic
Distributions
None – except for changes
to the terms of
ELEMENTS
Debt Securities
Yes Yes Voting Rights
Registered Investment
Companies
Registered Investment
Companies
ETFs Index Mutual Funds
Type of Securities
ELEMENTS vs. Index Mutual Funds vs.
Exchange-Traded Funds (ETFs)
* With short sales, you risk paying more for a security than you received from its sale.

Brokers or Financial Advisors
Brokers or Financial Advisors

ELEMENTS℠

4 How ELEMENTS Work in the Marketplace… U.S. Securities Exchange Sellers Investment Grade Issuer Buyers Index Providers Index Providers

5 Why Consider ELEMENTS? Access to New Markets and Strategies Portfolio Diversification Price Transparency Tax Efficiency Flexibility and Liquidity

6 Access to New Markets and Strategies Individual investors may be concerned that.… Certain investments are difficult to access directly. Example: commodity & proprietary market strategies

Access to New Markets and Strategies
Example: Commodity Investing
May require institutional resources
and expertise
Typically large contracts
Futures, Swaps, OTC
Notes
Do not provide direct or pure asset
class exposure to commodities
Investing in companies in the
commodity sector
Individual Equities,
Mutual Funds,
Exchange-Traded
Funds
Delivery, storage and spoilage
Pure exposure to underlying
commodity
Physical Commodities
Factors to Consider Description
Types of Commodity
Investing

Proprietary market strategies are typically available for institutional investors.
Indices linked to these proprietary market strategies may be available for individual investors to track the performance of the underlying indices, but availability of such investments is limited.
Example: Proprietary Market Strategies
Access to New Markets and Strategies

Access to New Markets and Strategies
Solution: ELEMENTS
Linked to the total return of a specific market index or
strategy
Cost-efficient way of investing in difficult-to-access
markets and strategies

Portfolio Diversification
Individual investors may want to…
Diversify into certain asset classes that tend to have low
correlation with traditional investments such as stocks
and bonds.
Utilize proprietary market strategies.

Portfolio Diversification
Solution: ELEMENTS
Designed to provide
exposure to the total
returns of various market
indices, including stocks,
bonds, commodities,
currencies or some
combination thereof.
Help investors utilize core
and tactical strategies
across asset classes,
sectors and investment
styles.
Core
Portfolio
Commodity/
Currency
Alternative
Investments
Style
Allocation
Sectors
Region/Country
Inflation

12 Price Transparency Individual investors may be concerned that…. The returns of certain investments can be difficult to measure regularly.

Price Transparency
Solution: ELEMENTS
Designed to provide a return that is linked to the performance of an underlying index or strategy, less an annual investor
fee.*
The daily closing prices, daily closing indicative values, and daily or weekly repurchase values (as specified in each
ELEMENTS prospectus) of all ELEMENTS and the daily
closing levels of their underlying indices will be available on the product section of www.ELEMENTSetn.com
so that
investors can easily track the performance of their
ELEMENTS.
* The investor fees will be dependent on the nature of the underlying index and/or strategy. For more detailed information, investors should refer to the prospectus for a particular ELEMENTS.
An indicative value for a particular ELEMENTS is a value similar to net asset value (NAV) for mutual funds.
The indicative value will be provided for reference purposes only. The official daily or weekly repurchase value (as specified in each ELEMENTS prospectus) will be used for any repurchase by the issuer. For more information, please refer to the particular ELEMENTS prospectus.

14 Tax Efficiency Individual investors may be concerned that…. Certain investments may result in yearly taxable income and capital gains distributions. Example: Index mutual funds & ETFs

Tax Efficiency
Solution: ELEMENTS
Under the intended tax treatment of ELEMENTS:
The timing of the realization of gains or losses on
ELEMENTS is based on when investors buy and sell
their investment.
Investors should only realize gains or losses upon the
sale, maturity or repurchase by the issuer of their
ELEMENTS.
Prospectuses offering ELEMENTS will include information regarding their expected tax treatment, and investors should read these for a more complete understanding of the expected tax treatment of the specific
ELEMENTS being offered and any related tax risks. Investors should consult with a tax or legal advisor before investing.

16 Flexibility and Liquidity Individual investors may be concerned that…. Certain investments can be difficult to liquidate efficiently.

Flexibility and Liquidity
Solution: ELEMENTS
Exchange listing: Individual investors can choose to sell
ELEMENTS in the secondary market at market prices
during trading hours or hold ELEMENTS until maturity or
repurchase by the issuer (subject to minimum size
requirements).
Liquidity-enhancing institutional-size repurchase feature:
Investors may offer their ELEMENTS for repurchase by
the issuer on a daily or weekly basis (as specified in
each ELEMENTS prospectus) during some or all of their
term.*
* Upon daily or weekly repurchase (as specified in each ELEMENTS prospectus), the issuer will require investors to have a minimum number of units for repurchase and a repurchase fee may apply.

Are There Risks to Investing in ELEMENTS?
No Principal Protection:
If the value of the underlying index decreases, or does not increase by an amount greater than the aggregate investor fee applicable to
ELEMENTS, an investor will receive less than the investor’s original investment in ELEMENTS upon maturity or repurchase by the
issuer.
Underlying Index Risk:
The return on each ELEMENTS is linked to the performance of its underlying index, which, in turn, is linked to the prices of the underlying index components. These prices may change
unpredictably, affecting the value of the underlying index and, consequently, the value of your ELEMENTS in unforeseeable ways.

Are There Risks to Investing in ELEMENTS?
Concentrated Investment Risk:
The underlying index components of some ELEMENTS may be
concentrated in a specific sector. The investment may therefore carry risks similar to a concentrated investment in a limited number of industries or sectors.
No Interest Payments:
You will not receive any periodic interest payments on your
ELEMENTS.

Are There Risks to Investing in ELEMENTS?
Issuer Risk:
ELEMENTS are unsecured debt securities of the issuer. The
payment of the amount due upon repurchase by the issuer or at maturity is dependent on the issuer’s ability to pay.
A Trading Market for ELEMENTS May Not Develop:
Although ELEMENTS are listed on a U.S. securities exchange, a trading market for ELEMENTS may not develop. Affiliates of certain issuers and the broker-dealers distributing ELEMENTS may
engage in limited purchase and resale transactions. However, they are not required to do so and, if they engage in such transactions, they may stop at any time. The issuer is not required to maintain any listing of ELEMENTS on an exchange.

How can You Get Started?
Speak with your broker or financial advisor to determine
if ELEMENTS are appropriate as part of an overall
investment strategy that fits your goals, risk tolerance,
investing style and time horizon.
For more information, visit
www.ELEMENTSetn.com.

Important Notes
Each issuer will have filed a registration statement (including a prospectus)
with the SEC for the offering to which this communication relates. Before you invest, you should carefully read the prospectus in that registration statement and other documents that the issuer has filed with the SEC relating to such offering for more complete information about that issuer and the offering of any securities. You may obtain these documents without cost by visiting
EDGAR on the SEC website at www.sec.gov or by visiting the ELEMENTS website at www.ELEMENTSetn.com. Alternatively, the issuer, any agent or any dealer participating in the particular offering will arrange to send you the prospectus and other documents relating to any such offering upon your calling toll-free 1-877-ETN ADVICE (386-2384). You can also ask your broker or financial advisor to provide you with the prospectus and other documents.
Not Principal Protected • Not Bank Guaranteed or Insured • May Lose Value

For more information:
Visit us at www.ELEMENTSetn.com
Call us at 1-877-ETN ADVICE (386-2384)
ELEMENTS and ELEMENTS (design) are service marks of MLPF&S, Inc.
© 2007 MLPF&S, Inc.
Printed in the U.S.A. Member, Securities Investor Protection Corporation (SIPC). Code ELEMENTSppt-0707